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                                                                    EXHIBIT 11.1


                      COMPUTATION OF LOSS PER COMMON SHARE

Period from October 1, 1997 (inception) to December 31, 1997 and the years ended
                           December 31, 1998 and 1999
                (In thousands, except share and per share data)

                                                                                   Year ended December 31,
                                                            October 1, 1997
                                                            (inception) to
                                                           December 31, 1997       1998            1999
                                                           -----------------   -------------   ------------
BASIC AND DILUTED LOSS PER SHARE (1):
  Net loss                                                   $       (353)     $     (3,440)   $    (30,201)
                                                             ============      ============    ============

Weighted average number of common shares outstanding (2)       13,081,500        13,081,500      14,756,339
                                                             ============      ============    ============

Basic and diluted net loss per share                         $      (0.03)     $      (0.26)   $      (2.05)
                                                             ============      ============    ============

(1) Diluted net loss per share is equal to basic net loss per share since potential common shares from the exercise of stock options and warrants are antidilutive.


(2) The number of shares used to compute the loss per share amounts includes 13,081,500 shares of Class B common stock issued in connection with the Company's initial capitalization in June 1999, as if all shares were outstanding for the entire periods presented.